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                                                                    EXHIBIT 99.2


COMPANY PRESS RELEASE

CALPINE CORPORATION TO ACQUIRE SHERIDAN ENERGY, INC.

HOUSTON, Aug. 25 /PRNewswire/ -- Jeffrey E. Susskind, Chairman of the Board of Sheridan Energy, Inc. (Nasdaq: SHDN NEWS; "Sheridan") announced today that Calpine Corporation (NYSE: CPN - news; "Calpine"), has agreed to commence, through a wholly owned newly formed subsidiary, a cash tender offer for all outstanding shares of common stock of Sheridan at a price of $5.50 net per share (the "Offer"). The Offer is being made pursuant to a Merger Agreement with Sheridan which was executed on August 25, 1999.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer, shares of Sheridan common stock representing not less than 50.1% of the fully diluted outstanding shares. Certain stockholders and executive officers of Sheridan have agreed to tender their shares in the Offer representing over 50% of the outstanding Sheridan common stock.

Mr. Susskind stated that the Board of Directors of Sheridan has determined that the Offer and proposed merger are advisable and fair to, and in the best interests of, Sheridan and its stockholders. Based upon, among other things, their review of the market place, Sheridan's prospects for future growth, and an opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, that the consideration to be received by the Sheridan stockholders pursuant to the Offer were fair from a financial point of view, the Sheridan Board has unanimously recommended that the stockholders accept the Offer and tender their shares.

Mr. Susskind stated that the price was a significant premium over Sheridan's 12-month average trading price and represents an attractive transaction for Sheridan's shareholders.

Following the consummation of the Offer, any shares not purchased in the Offer will be acquired in a merger at the same $5.50 net per share in cash, to be consummated as soon as practicable following completion of the Offer.

Stockholders are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, statements about the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, pending litigation, and general market conditions, competition and pricing. Although Sheridan believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and


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there can, therefore, be no assurance that the forward-looking statements included herein will prove accurate. Because of significant uncertainties inherent in the forward-looking statements contained herein, the inclusion of such information should not be regarded as a representation by Sheridan or any other person that the objectives and plans of Sheridan will be achieved.

Sheridan Energy, Inc. is a publicly traded oil and gas exploration production company. Sheridan's core properties and operations are in the Sacramento Basin of California and South Texas. For more information on Sheridan, contact Michael
A. Gerlich, Vice President and Chief Financial Officer at 713-651-7899 or please visit our web site at www.sheridanenergy.com.